 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): December 1, 2007

NATIONAL REALTY AND MORTGAGE, INC.
(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	000-27159 (Commission File Number)	65-0439467 (IRS Employer Identification No.)

Daqing Hi-Tech Industry Development Zone
Daqing, Heilongjiang, Post Code 163316
People’s Republic of China
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 86-459-604-6043

Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2007, National Realty and Mortgage, Inc. (the “Company”) appointed Weishan Sun as its Secretary. Pursuant to an employment agreement between Mr. Sun and the Company (collectively, the “Parties”), Mr. Sun, who currently also serves as Chief Operating Officer, shall receive an annual base salary of $40,540 (RMB300,000) and may also receive a year-end performance bonus to be determined by the Board. Mr. Sun’s initial term as Secretary terminates December 30, 2010. If the Parties have not agreed to new employment terms within a month of expiration of the term, Mr. Sun’s terms of employment will be extended, and Mr. Sun will continue to serve as Secretary under the original terms of the employment agreement for up to three years thereafter.

Prior to joining the Company, from April 2001 to December 2006 Mr. Sun served as Executive Director, Vice President, Assistant General Manager, and Secretary of the Board of Directors for Daqing Sunway Technology Co. Ltd. Mr. Sun graduated from Yenshan University and Daqing Petroleum Institute with degrees in mechanical engineering and chemical engineering, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL REALTY AND MORTGAGE, INC.

Date: December 6, 2007	By: /s/ Bo Liu
Name: Bo Liu
President, Chief Executive Officer,
Chairman of the Board